Exhibit 10.2
REVOLVING CREDIT NOTE

$20,000,000.00
Worcester, Massachusetts	July 26, 2007
     FOR VALUE RECEIVED, the undersigned, IPG PHOTONICS CORPORATION, a Delaware corporation with a principal place of business at 50 Old Webster Road, Oxford, Massachusetts 01540 (the “Borrower”) hereby promises to pay to
BANK OF AMERICA, N.A.,
a national banking association organized and existing under the laws of the United States of America (the “Bank”), OR ORDER, at its office at 100 Federal Street, Boston, Massachusetts 02110, or such other place as the Bank may from time to time specify in writing, the principal sum of
TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00)
(or so much as may be outstanding from time to time) with interest on the unpaid principal until paid at the rates and in the manner hereinafter provided in lawful money of the United States of America in immediately available funds, without counterclaim or set-off and free and clear of, and without any deduction or withholding for, any taxes or other payments.
     This Revolving Credit Note is issued in conjunction with a Loan Agreement by and between the Borrower and the Bank dated as of even date herewith (as amended from time to time, the “Agreement”), all the terms and conditions of which are incorporated herein by reference. No reference to the Agreement or to any provision thereof shall affect or impair the absolute and unconditional obligation of the Borrower to pay the principal of and interest on this Revolving Credit Note as herein provided. An Event of Default under the Agreement shall also constitute an Event of Default hereunder. The occurrence of an Event of Default shall constitute a default (beyond any applicable grace or cure periods) under each of the other obligations of the Borrower to the Bank. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. “$” or “dollars” denotes lawful currency of the United States of America.
     Interest shall be calculated on the daily unpaid principal balance of the indebtedness evidenced by this Revolving Credit Note computed on the basis of the actual number of days elapsed over a year assumed to have three hundred sixty (360) days, provided that interest shall be due for the actual number of days elapsed during each period for which interest is being charged.

     The unpaid principal of this Revolving Credit Note from time to time outstanding shall bear interest at the applicable rate per annum, at the Borrower’s written election from time to time and in accordance with the provisions of this Revolving Credit Note, as follows:
     (a) LIBOR Rate plus the Applicable Margin (calculated as set forth below) (a “LIBOR Rate Loan”); or
     (b) the Bank’s Base Rate plus the Applicable Margin (calculated as set forth below), fully floating (a “Base Rate Loan”).
     The Applicable Margin will be based upon calculation by the Bank of the Funded Debt to EBITDA Ratio, as follows:

Funded Debt to	Applicable Margin -	Applicable Margin
EBITDA Ratio	LIBOR Rate	Base Rate
less than 1.0 to 1.0	.80%	-0.50%

equal to or greater than 1.0 to 1.0, but less than 1.5 to 1.0	1.00%	-0.25%

equal to or greater than 1.5 to 1.0, but less than 2.0 to 1.0	1.20%	0
     As used herein, the terms “Funded Debt” and “EBITDA” shall have the meanings ascribed to such term in the Agreement. The Funded Debt to EBITDA Ratio shall be measured as of the end of each fiscal quarter of the Borrower over a period comprised of the previous four (4) fiscal quarters of the Borrower.
     The Base Rate and the LIBOR Rate shall be adjusted as of fifteen (15) Business Days after the earlier of (x) receipt and review by the Bank of Borrower’s compliance certificate as required under Section 5.01(B)(3) of the Agreement or (y) the date on which the financial covenants set forth in Section 5.01(F) of the Agreement are tested by the Bank. Such adjustments shall apply to Base Rate Loans effective immediately and to LIBOR Rate Loans made on or after the applicable date of the adjustment.
     If the Borrower fails to select an interest rate for all or any portion of the unpaid principal balance of this Revolving Credit Note or if the applicable LIBOR Rate becomes unavailable, then the interest rate will be the Base Rate plus the Applicable Margin.
     The term “Base Rate” means the higher of (a) the Bank’s Prime Rate established from time to time by the Bank or (b) the Federal Funds Rate, fully floating. The “Prime

Rate” means that variable per annum rate of interest so designated from time to time by the Bank as its Prime Rate The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. The “Federal Funds Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three (3) Federal Funds brokers of recognized standing selected by the Bank.
     The term “LIBOR Rate” means, as applicable to any LIBOR Rate Loan, the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars, for a period of time comparable to such LIBOR Rate Loan which appears on the Reuters Screen LIBOR01 page (or any successor page) as of 11:00 a.m. London time on the day that is two (2) Business Days preceding the first day of such LIBOR Rate Loan (the “LIBOR Interest Period”); provided, however, if the rate described above does not appear on the Reuters Screen LIBOR01 page (or any successor page) on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such LIBOR Rate Loan as selected by the Bank. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Rate Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two (2) Business Days preceding the first day of such LIBOR Rate Loan. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that the LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR Rate deposits of the Bank, then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to one (1) minus the Reserve Percentage. “Reserve Percentage” shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D. Each LIBOR Rate Loan shall be in an amount of integral multiples of $100,000.00. The LIBOR Interest Period must be fixed, upon request by the Borrower for a LIBOR Rate Loan, for periods of one (1) month, two (2) months, three (3), six (6), nine (9) and twelve (12) months.

     The Following Business Day Convention shall be used to adjust any relevant date if that date would otherwise fall on a day that is not a Business Day. For the purposes herein, the term “Following Business Day Convention” shall mean that an adjustment will be made if any relevant date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day. “Business Day” means, in respect of any date that is specified in this Revolving Credit Note to be subject to adjustment in accordance with the Following Business Day Convention, a day on which commercial banks settle payments in (i) London, if the payment obligation is calculated by reference to LIBOR, or (ii) New York, if the payment obligation is calculated by reference to the Base Rate. All payments hereunder shall be adjusted in accordance with the Following Business Day Convention.
     Interest on the Base Rate Loans shall be payable monthly in arrears on the first day of each calendar month, the first such installment of interest to be due and payable on July 1, 2007. Interest on LIBOR Rate Loans shall be payable in full at the end of the applicable LIBOR Interest Period. All principal, interest and other indebtedness due hereunder if not sooner paid, shall be due and payable on June 30, 2010 (the “Revolving Credit Termination Date”).
     The Borrower may prepay Base Rate Loans in whole or in part without penalty or premium. The Borrower may prepay a LIBOR Loan only upon at least three (3) Business Days prior written notice to the Bank (which notice shall be irrevocable). The Borrower shall pay to the Bank, upon request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost, or expense incurred as a result of: (i) any payment of a LIBOR Loan on a date other than the last day of the LIBOR Interest Period for such LIBOR Loan; (ii) any failure by the Borrower to borrow a LIBOR Loan on the date specified by Borrower’s written notice; (iii) any failure by the Borrower to pay a LIBOR Loan on the date for payment specified in the Borrower’s written notice. Without limiting the foregoing, the Borrower shall pay to the Bank a “yield maintenance fee” in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the LIBOR Rate Election as to which the prepayment is made, shall be subtracted from the LIBOR Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining the term chosen pursuant to the LIBOR Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the LIBOR Rate Election as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to the Bank upon the payment of a LIBOR Loan. Each reference in this paragraph to “LIBOR Rate Election” shall mean the election by the Borrower of LIBOR Rate. If by reason of an Event of Default, the Bank elects to declare this Revolving Credit Note immediately due and payable, then any yield maintenance fee with respect to a LIBOR Loan shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment.
     If the entire amount of any required principal and/or interest is not paid in full within fifteen (15) days after the same is due, the Borrower shall pay to the Bank a late fee equal to two percent (2%) of the required payment. Such late charge payments are made for the purpose of compensating the Bank for its administrative, costs and expenses in handling late payments and losses in connection therewith. This provision is not intended to provide a grace period for any payment otherwise due and payable and shall not constitute a waiver by the Bank to insist upon the strict performance of any of the Borrower’s covenants or agreements with, or obligations to, the Bank or to declare any event of default for any payment not made when it was due and payable.
     All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default, payments will be applied to the obligations of the Borrower to the Bank as the Bank shall determine in its sole discretion.
     Until the earlier of the Revolving Credit Termination Date or the occurrence of an Event of Default, the Borrower may borrow, repay and reborrow hereunder from time to time, provided that the aggregate principal amount at any time outstanding shall not exceed the face amount of this Revolving Credit Note.
     Upon the occurrence of an Event of Default (whether or not the Bank has accelerated payment of this Revolving Credit Note), or after the Revolving Credit Termination Date or after judgment has been rendered on this Revolving Credit Note or any other Obligations under the Agreement, the Borrower’s right to select pricing options shall cease and the unpaid principal of this Revolving Credit Note, including interest, fees or costs which are not paid when due, will, at the option of the Bank, bear interest at a rate which is three percent (3%) per annum greater than the rate of interest which would otherwise be applicable hereunder (the “Default Rate”). This may result in compounding of interest. This will not constitute a waiver of any Event of Default.
     At its option, and at any time, whether immediately or otherwise, upon the occurrence of an Event of Default, the Bank may declare this Revolving Credit Note immediately due and payable without further action of any kind including notice, further demand or presentment.
     The Borrower hereby authorizes the Bank, without liability on the Bank’s part, to debit from time to time from the Automatic Payments Deposit Account the Automatic Payments. If the funds in the Automatic Payments Deposit Account are insufficient to cover any payment, the Bank shall not be obligated to advance funds to cover the payment. At any time for any reason, the Bank may voluntarily terminate Automatic Payments. The Bank shall provide the Borrower timely notice of any debit made from the Automatic Payments Deposit Account or termination of Automatic Payments.

     The Borrower hereby grants to the Bank a continuing lien, security interest and right of set-off as security for all liabilities and obligations to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of Bank of America Corporation and its successors and assigns, or in transit to any of them. Upon notice of an Event of Default, the Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan evidenced hereby.
     The Borrower shall pay on demand all expenses of the Bank in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with the Bank’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees of outside legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the Loan or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any Default Rate) and be an obligation secured by any collateral.
     The Borrower and each endorser or other person now or hereafter liable for the payment of any of the indebtedness evidenced by this Revolving Credit Note, severally, agrees, by making or endorsing this Revolving Credit Note or by making any agreement to pay any of the indebtedness evidenced by this Revolving Credit Note, to waive presentment for payment, protest and demand, notice of protest, demand and of dishonor and non-payment of this Revolving Credit Note, and consents without notice or further assent: (a) to the substitution, exchange, or release of any collateral securing this Revolving Credit Note or any part thereof at any time; (b) to the acceptance by the holder or holders at any time of any additional collateral or security of this Revolving Credit Note, (c) to the modification or amendment at any time, and from time to time, of this Revolving Credit Note, the Agreement and any instrument securing this Revolving Credit Note, at the request of any person liable hereon; (d) to the granting by the holder hereof of any extension of the time for payment of this Revolving Credit Note or for the performance of the agreements, covenants and conditions contained in this Revolving Credit Note, the Agreement or any instrument securing this Revolving Credit Note, at the request of any other person liable hereon; and (e) to any and all forbearances and indulgences whatsoever; and such consent shall not alter or diminish the liability of any person.
     This Revolving Credit Note shall be governed by, and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with, the laws of The Commonwealth of Massachusetts (excluding the laws applicable to conflicts or choice of law). The Borrower agrees that any suit for the enforcement of this Revolving Credit Note or any of the other Loan Documents may be brought in the courts of The

Commonwealth of Massachusetts or any Federal Court sitting therein and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon the Borrower by mail at the address specified herein. The Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.
     THE BORROWER AND THE BANK (BY ACCEPTANCE OF THIS REVOLVING CREDIT NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS REVOLVING CREDIT NOTE OR ANY OTHER LOAN DOCUMENTS EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATED HERETO, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ACCEPT THIS REVOLVING CREDIT NOTE AND MAKE THE LOAN EVIDENCED BY THIS REVOLVING CREDIT NOTE.
     This Revolving Credit Note is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Revolving Credit Note. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Revolving Credit Note, and no party is relying on any promise, agreement or understanding not set forth in this Revolving Credit Note. This Revolving Credit Note may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Bank.
     No portion of the proceeds of the Loan shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

     The Bank may at any time pledge or assign all or any portion of its rights under this Revolving Credit Note or the Agreement (including any portion of the Note) to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release the Bank from its obligations under the Note, the Agreement or any loan documents related thereto.
     Upon receipt of (i) an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of this Revolving Credit Note or any other loan document which is not of public record, and (ii) an indemnity by the Bank in favor of the Borrower with respect to losses, claims or damages resulting therefrom, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of this Revolving Credit Note or other loan document, the Borrower will issue, in lieu thereof, a replacement Revolving Credit Note or other loan document in the same principal amount thereof and otherwise of like tenor.
     IN WITNESS WHEREOF, the Borrower has caused this Revolving Credit Note to be executed by its duly authorized representative as an instrument under seal as of the day and year first above written.

IPG PHOTONICS CORPORATION

/s/ Angelo P. Lopresti	By:	/s/ Timothy P.V. Mammen

Witness		Timothy P.V. Mammen,
Vice President and Chief Financial Officer